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                                                                    Exhibit 99.1

Press Release                                                Source: Dynegy Inc.

Dynegy Provides Liquidity Update, Announces 2003 Guidance

Company Expects Strong Operating Cash Flow in 2003

HOUSTON--(BUSINESS WIRE)--Jan. 7, 2003--Dynegy Inc. (NYSE:DYN - News) today announced its liquidity position as of Dec. 31, 2002 and 2003 guidance for earnings per share, earnings before interest and taxes and operating cash flow for its generation, natural gas liquids and regulated energy delivery segments:

     o As of Dec. 31, Dynegy's liquidity was $1.47 billion. This consisted of $915 million in cash, including $137 million in escrow relating to the Illinois Power bond offering, $1.4 billion in bank lines and $258 million of remaining highly liquid inventories, less $228 million of draws against bank lines and $878 million in letters of credit posted for collateral relating principally to third-party aspects of the company's marketing and trading business;

     o In addition to maintaining a $1.47 billion liquidity position during the fourth quarter, the company reduced its bank exposure and debt by approximately $850 million and will re-pay an additional $100 million later this month;

     o    Earnings per share is estimated to be $0.08 to $0.15 in 2003;

     o Earnings before interest and taxes is estimated to be $465 to $500 million in 2003; and

     o Operating cash flow, including working capital changes, is estimated to be $1.2 to $1.3 billion in 2003. This consists of $635 to $665 million from the three operating segments and $595 to $600 million from risk management roll-off and the return of cash collateral, less corporate-level general and administrative, interest and other cash expenses.

In addition to the results for the operating segments, guidance estimates include certain corporate-level general and administrative, depreciation, interest and other expenses. Guidance estimates exclude the results associated with the businesses that the company is currently exiting - communications and third-party marketing and trading, including tolling contracts - and any costs required to execute these exits, except in the case of operating cash flow, which reflects the benefits of the risk management roll-off and the return of cash collateral.

The earnings per share estimate of $0.08 to $0.15 in 2003 equates to net income of $31 to $54 million. The earnings before interest and taxes estimate of $465 million reconciles to the low end of the net income range with interest expense estimated to be $417 million and taxes estimated to be $17 million.

Dynegy will discuss liquidity and guidance during an analyst conference call today at 10:00 a.m. EST, 9:00 a.m. CST. A live simulcast of the conference call will be available on the "News and Financials" section of www.dynegy.com.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids and regulated energy delivery. Through these business units, the company serves customers by delivering value-added solutions to meet their energy needs.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include changes in commodity prices for power, natural gas or natural gas liquids; Dynegy's ability to successfully execute its exit from the communications business and third-party risk management aspects of the marketing and trading business, and the costs that may be associated with these activities; the effect of Dynegy's recently announced organizational

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changes and management's ability to operate its remaining assets and businesses in a decentralized structure and with a reduced work force; operational factors affecting Dynegy's assets and businesses; the availability and increased cost of credit and borrowing resulting from Dynegy's weakened financial condition and non-investment grade credit ratings; Dynegy's ability to address its significant bank maturities in the second quarter 2003; receipt of the required regulatory approvals affecting Illinois Power Company's operations, including the sale of its electric transmission system and the closing on the remainder of its recently announced $550 million mortgage bond offering; the results of the re-audit of Dynegy's 1999-2001 financial statements, which could cause material changes to Dynegy's reported financial results for the applicable periods; uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business, including litigation relating to the California power market and shareholder claims, as well as the ongoing regulatory investigations primarily relating to Project Alpha and Dynegy's trading practices. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.